                                                                   EXHIBIT 10.23


                             ACQUISITION AGREEMENT


         THIS ACQUISITION AGREEMENT is made as of the 20th day of September, 1994, by and among ALTERNATIVE LIVING SERVICES, INC., CCCI/NORTHAMPTON LIMITED PARTNERSHIP and CONTINUING CARE CONCEPTS, INC.


                                R E C I T A L S:


         A. NLP owns and operates the Northampton Manor Facility, an assisted living and specialty care facility located in Richboro, Pennsylvania;

         B. ALS is in the business of owning and operating assisted living and specialty care facilities;

         C.      CCC is the sole corporate general partner of NLP;

         D. CCC and ALS desire to jointly engage, through NLP and one or more other legal entities, in the development, ownership and operation of assisted living and specialty care facilities for the elderly in the States of Pennsylvania and New Jersey;

         E. In connection therewith, ALS wishes to purchase from NLP and NLP desires to sell to ALS a general and limited partnership interest in NLP, such that CCC and ALS are the sole partners of NLP.

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         1.1     AAA Rules are defined in Section 10.4 hereof.

         1.2 Agreement shall mean this Acquisition Agreement, together with the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

         1.3 ALS shall mean Alternative Living Services, Inc., a Delaware corporation.

         1.17 Closing Date shall mean: (a) September 19, 1994; or (b) such other date as the parties hereto may mutually agree to in writing.

         1.18    Code shall mean the Internal Revenue Code of 1986, as amended.

         1.19 Construction Contract shall mean the contract in substantially the form of Exhibit 1.19 attached hereto, pursuant to which CCC (or DEI or an affiliate of DEI) will construct the New Facilities for NLP or ALS-East, as applicable.

         1.20 Control shall mean the direct or indirect ownership of or right to vote fifty percent (50%) or more of the voting stock or other interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

         1.21    Debt Documents are defined in Section 5.10 hereof.

         1.22    DeLuca Mortgage Loan is defined in Section 2.10 hereof.

         1.23    Disclosing Party is defined in Section 10.2 hereof.

         1.24 Employee Benefit Plan shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock option plan, stock appreciation plan, fringe benefit program, insurance plan, severance plan, welfare plan, or any other qualified or non-qualified employee benefit plan (within the meaning of Section 3(3) of ERISA).

         1.25 Employees shall mean all of the Employees of NLP as shown on
Exhibit 1.25 attached hereto.

         1.26 Equipment shall mean all machinery, equipment, furniture, fixtures, parts, tools, office equipment, computers, hardware, spare and replacement parts, and other items of tangible personal property owned by NLP and used in whole or in part in the operation of the Northampton Manor Facility, including but not limited to those items which are listed in the schedule attached as Exhibit 1.26 attached to this Agreement.

         1.27 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.28 Existing Benefit Plans shall mean all Employee Benefit Plans maintained by NLP to which NLP contributes on behalf of its employees, as listed and briefly described on Exhibit 1.28 attached to this Agreement.

         1.29 Fair Value Option Price is defined in Section 4.4.

         1.30 Financial Information shall mean the 1993 annual financial statements of NLP setting forth its balance sheet and income statement as of and for the period ending December 31, 1993 and the interim financial statements setting forth its balance sheet as of July 31, 1994 and for the seven (7) months then ended, copies of which are attached as Exhibit 1.30 to this Agreement.

         1.31 Geonnotti Employment Agreement shall mean that certain employment agreement by and between ALS and Anthony Geonnotti in substantially the form of Exhibit 1.31 attached hereto.

         1.32 Guaranty shall mean the guaranty of the CCC shareholders in substantially the form of Exhibit 1.32 attached hereto.

         1.33    Hazardous Materials shall mean any material which is a:
"solid waste" or "hazardous waste" as those terms are defined in the Solid Waste Disposal Act, as amended (42 U.S.C. 6901 et seq.); "pollutant" or "toxic pollutant" as those terms are defined under the Clean Water Act as amended (33 U.S.C. 1251 et seq.); "air pollutant" or "hazardous air pollutant" as those terms are defined under the Clean Air Act, as amended (42 U.S.C. 7401 et seq.); "hazardous substance" as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.); or any other substance, including petroleum products, regulated under applicable state Laws relating to the prevention and control of water, land, groundwater or air pollution.

         1.34 Inventory shall mean all inventories and supplies of NLP used in the ordinary course of operating the Northampton Manor Facility, including, but not limited to those items which are listed on Exhibit 1.26 attached to this Agreement.

         1.35 Law shall mean any federal, state, or local law, rule, regulation or governmental requirement of any kind, including without limitation those governing the handling, management and disposal of infectious wastes or medical wastes, and the rules, regulations and orders promulgated thereunder.

         1.36 Lien shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

         1.37 Management Agreements shall mean the Assisted Living Consultant and Management Services Agreements by and between ALS and NLP and any ALS-East Entity, in substantially the form of Exhibit 1.37 attached hereto.

         1.38    Mandatory Capital Calls are defined in Section 4.1 hereof.

         1.39    Meridian Mortgage Loan is defined in Section 2.10 hereof.

         1.40 Minimum Option Price shall mean Three Million Three Hundred Thousand and 00/100 Dollars ($3,300,000), minus Three Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($312,500) for each of the first eight (8) New Facilities for which occupancy permits have been issued to ALS-East prior to the time that ALS exercises the purchase option contemplated by Section 4.1 hereof.

         1.41 New Facilities shall mean up to eight (8) new assisted living and/or specialty care facilities to be developed, constructed, owned and operated by ALS-East in Pennsylvania and New Jersey, together with the expansion of the Northampton Manor Facility, subject to all of the terms and conditions of this Agreement.

         1.42 New Northampton Partnership Agreement shall mean that certain Amended and Restated Agreement of Limited Partnership of NLP in substantially the form of Exhibit 1.42 attached hereto.

         1.43 NLP shall mean CCCI/Northampton Limited Partnership, a Pennsylvania limited partnership.

         1.44 NLP Assets shall mean the Northampton Manor Facility; the Equipment; the Inventory, the Records and NLP's rights and interests in and to the Retained Contracts.

         1.45 NLP Indebtedness shall mean that indebtedness of NLP described on Exhibit 1.45 attached hereto, which indebtedness shall be retired in full by NLP on the Closing Date pursuant to Section 2.2(c) hereof.

         1.46 Northampton Manor Facility shall mean the real estate, buildings and improvements used by NLP located at 65 Richboro-Newtown Road, Richboro, Pennsylvania 18954. A legal description of such real estate is attached hereto as Exhibit 5.4(b).

         1.47 Merger Agreement shall mean the Merger Agreement dated as of September 8, 1994 between CCCI Acquisition Partnership L.P., a Pennsylvania limited partnership and NLP, a copy of which is attached as Exhibit 1.47, pursuant to which CCCI Acquisition Partnership L.P. is to be merged with and into NLP, pursuant and subject to the terms and conditions contained therein.

         1.48 Partnership Liabilities shall mean the following liabilities of NLP as of the Closing Date, and no others:

                 (a) trade payables incurred in the ordinary course of business of the Northampton Manor Facility (an estimate of which shall be set forth on a schedule as of July 31, 1994, to be prepared by NLP and delivered to ALS on or before the Closing Date and which schedule shall be mutually acceptable to the parties); short-term debt to affiliates of CCC (all of which shall be set forth on a schedule to be prepared by CCC and delivered to ALS on or before the Closing Date, which debt shall not exceed $150,000 and which shall be paid in full at the Closing); provided, however, that the aggregate amount of such trade payables and short-term debt shall not exceed $400,000, plus any increase referred to in Section 2.15;

                 (b) all security deposits disclosed to ALS and which have been received by NLP pursuant to resident rental agreements, excluding the security deposits shown on Exhibit 1.48 attached hereto which shall remain Retained Liabilities;

                 (c) the obligations of NLP under the Retained Contracts, to the extent such obligations arise after the Closing Date and relate to the period after the Closing Date;

                 (d) those liabilities to be satisfied pursuant to the terms of Sections 2.2(b) and 2.2(c) hereof;

                 (e) the Meridian Mortgage Loan and any commitment fees, appraisal fee and other loan closing costs associated with the extension of the Meridian Mortgage Loan referred to in Section 2.10; and

                 (f)      the DeLuca Mortgage Loan.

         1.49 Permitted Real Estate Liens shall mean with respect to Northampton Manor Facility municipal and zoning ordinances, recorded easements for roadways, recorded easements for utilities adjacent to rear and side lot lines, recorded building and use restrictions and covenants which do not prohibit current use of such real estate, the lien on such real estate securing the Meridian Mortgage Loan existing as of the Closing Date, the lien on such real estate securing the DeLuca Mortgage Loan to be created as of or prior to the Closing Date, liens for general real estate taxes not due and payable and those other liens and matters affecting title disclosed on Exhibit 1.49 attached hereto.

         1.50 Person shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

         1.51 Pledge Agreement shall mean that certain Collateral Assignment of Partnership Interests by each of CCC and ALS in the form of Exhibit 1.51 attached hereto.

         1.52 Pollution shall mean the discharge, disposal, release or emission of any Hazardous Materials.

         1.53 Priority Distributions shall mean the ALS Priority Distribution as defined in the New Northampton Partnership Agreement.

         1.54    Recipient is defined in Section 10.2 hereof.

         1.55 Records shall mean all books, documents and records owned by NLP used in the ordinary course of operating the Northampton Manor Facility, including account and inventory records, invoices, employee records, correspondence, manuals, warranties for equipment, equipment records, files, drawings, blueprints, operating data, plans, specifications, lists, sales literature, catalogues, promotional items, advertising materials, patient and supplier lists, prospect lists, and other written materials.

         1.56 Retained Contracts shall mean the resident rental agreements, admission agreements and the other agreements listed in Exhibit 1.56 attached hereto, together with any resident rental agreements and admission agreements entered into by NLP in the normal course of operating the Northampton Manor Facility between the date hereof and the Closing Date.

         1.57    Retained Liabilities is defined in Section 2.5 hereof.

         1.58 Nonrecourse DEI Loan shall mean the loan in the principal amount of $470,000 due from NLP to DEI represented by the promissory note referred to in Exhibit 1.58 attached hereto, which note shall be nonrecourse as to any partner of NLP and shall be payable only out of and to the extent of distributions to CCC from NLP (other than any distributions to which ALS may be entitled pursuant to the Pledge Agreement between CCC and NLP).

         1.59 DEI shall mean DeLuca Enterprises, Inc., a Pennsylvania corporation.

                                   ARTICLE II

             ACQUISITION OF PARTNERSHIP INTERESTS; OTHER AGREEMENTS

         2.1 Acquisition. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, NLP shall sell, assign, convey and deliver and CCC shall cause NLP to sell, assign, convey and deliver the ALS General Partnership Interest and the ALS Limited Partnership Interest to ALS, and ALS agrees to purchase the ALS General Partnership Interest and the ALS Limited Partnership Interest from NLP.

         2.2 Contribution; Redemptions. (a) At the Closing, and subject to the terms and conditions set forth herein, ALS shall make the Cash Contribution to NLP in consideration of the ALS General Partnership Interest and the ALS Limited Partnership Interest by delivering the full amount thereof by a single wire transfer of immediately available funds to an account in the United States of America designated by NLP.

                 (b) Following the consummation of the merger provided for in the Merger Agreement, and concurrently with ALS' delivery of the Cash Contribution, NLP shall pay to each former limited partner of NLP other than DEI the amount of $605,000 pursuant to the Merger Agreement.

                 (c) In addition, concurrently with ALS' delivery of the Cash Contribution and the cash provided by CCC pursuant to Section 2.2(d), NLP shall use an amount equal to $1,095,000 thereof to retire the NLP Indebtedness.

                 (d) At or prior to the Closing, CCC shall contribute to NLP cash in the amount of $745,000.

         2.3 New Northampton Partnership Agreement. On the Closing Date, ALS and CCC shall execute and deliver the New Northampton Partnership Agreement.

         2.4     [deliberately omitted]

         2.5 Retained Liabilities. Except for the Partnership Liabilities, all of the liabilities and obligations of NLP of every nature whatsoever (whether fixed or contingent or matured or unmatured) existing at and prior to the Closing Date shall remain the sole obligation of NLP (collectively, the "Retained Liabilities") and CCC shall pay, perform, and discharge the Retained Liabilities as they become due without using any assets of NLP except for NLP's accounts receivable (or cash received upon the payment thereof), and except for cash in excess of $220,000 existing at the Closing Date after taking into account the transactions contemplated by this Agreement. CCC covenants that the amount of NLP's cash existing at the Closing Date after taking into account the transactions contemplated by this Agreement shall be at least 220,000, and to the extent that such cash is less than $220,000, CCC shall promptly pay such difference to NLP. The parties hereby agree that under no circumstances whatsoever shall ALS be responsible for the payment, performance or discharge of any Retained Liability.

         2.6 Closing Balance Sheet. On or before October 15, 1994, CCC and ALS shall cause NLP to prepare a balance sheet as of the Closing Date which shall take into account the transactions referred to in Section 2.1 and 2.2.

         2.7 Employees. From and after the Closing Date, NLP shall retain all of the Employees except for Anthony Geonnotti, and except for the three employees identified on Exhibit 2.7 who may at the option of ALS not be retained after the Closing. All Employees retained as of the Closing shall be employed on an at-will basis at the same rate of pay and initially with similar or comparable benefits. Any costs of terminating Anthony Geonnotti or the other three Employees at or prior to the Closing, including accrued vacation and sick pay and time off for personal days as of the Closing Date (reduced by the amount of vacation and sick pay and time off for personal days actually expended or used by such Employees from the Closing Date until the date of the termination of their employment), shall be borne by CCC and shall otherwise be deemed a Retained Liability hereunder. If ALS determines to have NLP continue to employ one or more of such three Employees beyond the Closing, ALS may by written notice to NLP prior to the 90th day following the Closing cause NLP to terminate any or all such individuals, in which event the costs of terminating such Employees, including accrued vacation and sick pay and time off for personal days, shall be a Retained Liability.

         2.8 Additional Contributions for Working Capital. Following the Closing Date, and at such time as the parties may mutually agree, ALS and CCC shall contribute to NLP (in proportion to their respective general and limited partnership interests) an aggregate amount not to exceed $150,000 for use as working capital in the operation of the Northampton Manor Facility; provided, however, that unless they agree otherwise, all such contributions shall be made by the end of the twelve (12) month period immediately following the Closing. Notwithstanding the foregoing, the parties agree that CCC has fulfilled its obligations under this Section 2.8.

         2.9 Developer's Fee. If the parties agree to expand the Northampton Manor Facility on the vacant parcel of land adjacent thereto, NLP shall pay a $100,000 developer's fee to CCC upon the issuance of an occupancy permit for such expansion. NLP also shall pay a construction services fee to CCC for such New Facility as contemplated by Section 3.4 hereof. Notwithstanding the foregoing, ALS and CCC may mutually agree to have such New Facility leased by NLP to an ALS-East Entity (if permitted by applicable law), in which event the foregoing fee shall be paid to CCC by such ALS-East Entity.

         2.10 Financing Arrangements. At or prior to the Closing: (i) NLP's existing lender, Meridian Bank, shall enter into one or more agreements with NLP pursuant to which Meridian Bank will extend its current mortgage loan to NLP (the outstanding principal balance of which as of the Closing shall be $5,463,528.52) for a period of at least three (3) years from Closing (the "Meridian Mortgage Loan") and (ii) DEI shall enter into one or more agreements with NLP pursuant to DEI will hold a mortgage note and mortgage from NLP in the principal amount of $1,036,471.48 (the "DeLuca Mortgage Loan"). The terms of the Meridian Mortgage Loan as extended shall be substantially as set forth in that certain term sheet dated August 15, 1994, a copy of which is attached as
Exhibit 2.10(a) to this Agreement and the terms of the note and mortgage representing the DeLuca Mortgage Loan shall be substantially in the forms attached as Exhibit 2.10(b). Without limiting the generality of the foregoing, CCC and ALS hereby agree to jointly and severally guarantee the payment and performance of the Meridian Mortgage Loan and the DeLuca Mortgage Loan; provided, however, that as between ALS and CCC, their guaranty obligations with respect to the Meridian Mortgage Loan and the DeLuca Mortgage Loan shall be on a sixty percent (60%)/forty percent (40%) basis, respectively.

         2.11 Physical Condition of Northampton Manor Facility. CCC hereby agrees to pay for the costs of any structural repairs required to be made to the Northampton Manor Facility (including without limitation the foundation, roof and walls) during the twelve (12) month period immediately following the Closing which are in excess of $50,000 in the aggregate.

         2.12 NLP Assets. If any of the NLP Assets disappear or are lost, damaged, or destroyed (other than through use or normal wear and tear) prior to the Closing Date, then at the option of ALS, (i) one hundred percent (100%) of the independently appraised value of each item missing, lost, damaged, or destroyed shall be deducted from the Cash Contribution, or (ii) such item shall be repaired or replaced at the cost of NLP to the state it was in prior to such loss, damage, or destruction. Any insurance proceeds with respect to such lost, damaged, or destroyed item shall belong to NLP. However: (i) if essential NLP Assets or a substantial or material portion thereof is missing, lost, damaged, or destroyed prior to the Closing Date, then ALS or CCC, at their respective options, shall have the right to terminate this Agreement and
(ii) if ALS determines that insurance proceeds are insufficient to cover the replacement cost of missing, lost, damaged or destroyed NLP Assets, then ALS shall have the right to terminate this Agreement. As used herein, the term "essential" shall mean any of the NLP Assets without which the business of the Northampton Manor Facility cannot be operated in substantially the manner as heretofore operated and which cannot be readily repaired or replaced.

         2.13 Existing Management Agreement. CCC and NLP hereby agree that, upon the Closing, the existing management agreement between them will terminate without further action by either party.

         2.14 Acknowledgment of Capital Contributions. The parties hereby acknowledge and agree that in addition to CCC's actual capital contribution pursuant to Section 2.2(d), CCC shall be deemed as of the Closing to have contributed to NLP $60,000 representing its pro rata share of the $150,000 capital contribution referred to in Section 2.8 and to have contributed to NLP an additional $160,000 representing its share of the $400,000 trade payables and short-term debt referred to in Section 1.48(a).

         2.15 Sharing of Operating Deficit. ALS agrees that CCC may elect to have the $400,000 limit on trade payables and short-term debt forth in Section 1.48(a) increased by the amount of any operating deficit incurred by NLP during the period of August 1, 1994 through the Closing Date, provided that such increase shall not exceed $50,000. "Operating deficit" shall mean the excess of NLP's normal operating expenses over NLP's revenues from operations, without taking into account transactions contemplated by this Agreement.

                                  ARTICLE III

                    MATTERS PERTAINING TO ALS-EAST ENTITIES

         3.1 Formation of ALS-East; Party to this Agreement. From time to time following the Closing, CCC and ALS shall form one or more entities constituting the ALS-East Entities and shall enter into one or more operating and/or limited partnership agreements which are consistent with the provisions of this Agreement, including Exhibit 1.5 attached hereto. As such operating or limited partnership agreements are executed, any ALS-East Entity formed in connection therewith shall (by execution of documents in form and substance satisfactory to ALS and CCC) become a party to this Agreement and shall be bound by all of the terms and conditions hereof.

         3.2 Construction Financing. ALS and CCC shall cause the ALS-East Entities to secure construction loan financing for up to eight (8) of the New Facilities on such terms and conditions as the parties may mutually agree. If required by the applicable lending institution as a condition for making such construction loans, ALS and CCC shall jointly and severally guarantee the payment and performance of such loans; provided, however, that as between ALS and CCC, their guaranty obligations with respect to such loans shall be on a sixty percent (60%)/forty percent (40%) basis, respectively.

         3.3 Deferral of Fees; Working Capital Loan. (a) In the event that any ALS-East Entity requires working capital loans to cover operating deficits incurred after the projected lease-up period incurred following the closing of the financings contemplated by Section 3.2 hereof, and cash is not available from any other ALS-East Entity or NLP, ALS shall defer any management fees otherwise due to it under its management agreements on a non-interest bearing basis, but the amount of such fees so deferred shall not exceed $100,000 for any one (1) New Facility.

                 (b) To the extent that any such deferred management fees are insufficient to fund such working capital deficit(s), ALS shall make one or more working capital loans to ALS-East: (i) in an amount not to exceed $100,000 per New Facility (including the expansion of the Northampton Manor Facility contemplated by Section 2.9 hereof) less any amount provided pursuant to
Section 3.3(a) for such New Facility; (ii) at an interest rate of six percent (6%) per annum; (iii) to be evidenced by one or more unsecured promissory notes which shall be subordinated on such terms as the entity's institutional lender(s) may reasonably require; and (iv) which shall be repayable out of available cash flow. Until such time as the outstanding balance of all working capital loans from ALS to ALS-East are repaid in full, any distributions to which ALS and CCC may otherwise be entitled from ALS-East or NLP shall not be made.

         3.4 Construction Services. (a) CCC hereby agrees that it shall provide construction and general construction services to the ALS-East Entities and NLP, as applicable, including without limitation, on-site supervision and field office work. In consideration therefor, the ALS-East Entities or NLP as applicable shall pay to CCC construction services fees equal to twenty percent (20%) of the aggregate engineering and contractor costs incurred by the ALS-East Entities in connection with the construction of any New Facility by ALS-East; all such fees to be paid at such time and upon such further terms and conditions as CCC and ALS-East may mutually agree. CCC hereby agrees and acknowledges that fees paid pursuant to this Section 3.4 shall cover its field office expenses, construction profit and overhead, and any other construction incentive or developer fees to which it would otherwise be entitled. In addition, CCC shall be reimbursed by each ALS-East Entity for expenses that may be classified as "General Conditions" (other than items 1450, 1455 and 1590) plus a twenty percent (20%) fee thereon; all such fees to be paid at such time and upon such further terms and conditions as CCC and the ALS-East Entities may mutually agree.

                 (b) CCC shall construct each new ALS-East Facility at a guaranteed price, and no ALS-East Entity shall be required to assume any cost overruns in connection therewith unless such overruns result or arise from: changes in costs based on soil conditions experienced during construction; change orders or changes to plans during construction requested by such ALS-East Entity; hiring of union contractors or other union activities, including strikes; and acts of God.

                 (c) CCC may assign any Construction Contract to DEI or another affiliate of CCC, but no such assignment shall relieve CCC from any obligations under such Construction Contract.


                                   ARTICLE IV

                     MATTERS PERTAINING TO NLP AND ALS-EAST

         4.1 Additional Capital Calls. For a period of five (5) years immediately following the Closing Date, within thirty (30) days' written request of either ALS or CCC, ALS and CCC shall provide additional capital as necessary to NLP with respect to the expansion of the Northampton Manor Facility as contemplated by Section 2.9 hereof (if such expansion is not leased to an ALS-East Entity) and to each ALS-East Entity (on a basis proportionate to their ownership interests in NLP or such ALS-East Entity, as applicable) to fund development, construction and start-up operations of the first eight (8) New Facilities, including the expansion of the Northampton Manor Facility as contemplated by Section 2.9 hereof, to the extent that such capital amounts are reflected in the Business Plan (in each such case, a "Mandatory Capital Call").

         4.2 Failure to Make Mandatory Capital Calls. (a) If either CCC or ALS fails to make any Mandatory Capital Call hereunder, then the other party may, at its option and in addition to any other remedies: (i) make such capital contribution to such entity, and in such event the respective ownership interests in the entity shall be adjusted as of the date such capital contribution is made such that each party's percentage ownership interest shall equal its cumulative capital contributions made by it from and after the date of the Closing compared to all cumulative capital contributions made by the parties from the date of the Closing or (ii) loan such amount to such entity on the terms set forth in Section 4.2(c) hereof.

                 (b) In addition, if either ALS or CCC reasonably believes in the exercise of its business judgment that additional capital is required by either NLP or ALS-East to complete a New Facility in accordance with the Business Plan and applicable construction plans and specifications previously agreed to by the parties, and the other party does not agree to contribute a proportionate share of such capital, then such party may loan such required funds to such entity on the terms set forth in Section 4.2(c) hereof.

                 (c) The loans referred to in Section 4.2(a) and 4.2(b) shall be evidenced by written promissory notes, shall be nonrecourse (i.e., limited only to the assets of the borrowing entity), subordinated to all other obligations of the entity to which the loan is made on such terms as the entity's institutional lender(s) may reasonably require, shall bear interest at three (3) percentage points over the entity's existing mortgage loan rate from time to time in effect and shall be repaid only as and when such entity has sufficient cash flow (in the lending party's reasonable discretion) to repay the loan (but, in any event, such loans shall be repaid prior to the entity making any distributions to CCC and ALS to which such parties might otherwise be entitled).

         4.3     Decision-Making.  (a)  With respect to each new ALS-East
Facility: site selection, Facility design, the selection of an architectural firm, architectural features, site layout and construction budgets shall require the approval of both ALS and CCC.

                 (b) The requirement to make any capital calls, other than Mandatory Capital Calls, shall require the approval of both ALS and CCC.

                 (c) All other matters pertaining to the operation and activities of NLP and ALS-East shall require the approval of both

ALS and CCC, except as specifically set forth to the contrary herein or in the New Northampton Partnership Agreement.

         4.4 Options to Purchase NLP and ALS-East. (a) At any time after the earlier of (i) the fourth (4th) anniversary date of the Closing Date or
(ii) the issuance of an occupancy permit for the eighth (8th) New Facility, excluding the expansion of the Northampton Manor Facility as contemplated by
Section 2.9 hereof, ALS shall have the option to purchase for cash CCC's interest in NLP and in all of the ALS-East Entities for an amount equal to the greater of (x) the Fair Value Option Price determined at the time the option is exercised or (y) the sum of the Minimum Option Price determined at the time the option is exercised plus any capital contributions made by CCC to NLP and to the ALS- East Entities following the Closing Date, and minus any distributions to CCC from NLP and the ALS-East Entities following the Closing Date.

                 (b) The Fair Value Option Price shall be an amount which CCC would receive if NLP and the ALS-East Entities sold all of their assets and the purchaser assumed their liabilities in exchange for cash equal to the fair market values of such entities and the assumption of such liabilities, and then distributed the proceeds in liquidation pursuant to the applicable partnership agreement or operating agreement. For purposes of this Section 4.4, and subject to the terms hereof, the "fair market value" of NLP and each ALS-East Entity shall be determined by an appraiser jointly agreed upon by ALS and CCC. If the parties are unable to agree on an appraiser, then each party will designate one appraiser and the appraisers shall each determine a fair market value. If the two fair market value amounts determined by such appraisers are equal to or within five percent (5%) of their average, then fair market value shall be equal to such average. Otherwise, the two appraisers shall mutually select and appoint a third appraiser to determine the fair market value, whose decision shall be binding on ALS and CCC.

                 (c) The parties further agree that any appraiser determining the fair market value of NLP and the ALS-East Entities hereunder shall be instructed to assume that the percentage management fee then being charged to the applicable entity is equal to the greater of (i) the percentage management fee actually being charged at such time minus one percentage point or (ii) six percent (6%).

                 (d) Each party shall bear equally the fees and expenses of the appraiser jointly agreed upon or selected, but each party shall be solely responsible for the fees and expenses of an appraiser selected solely by such party.

                 (e)      Notwithstanding any term contained in this Section
4.4 to the contrary, if, by the fourth (4th) anniversary date of the Closing Date, ALS-East shall not have completed the construction of at least four (4) New Facilities, including the expansion of the Northampton Manor Facility as contemplated by Section 2.9 hereof, then ALS shall have the option to purchase CCC's interest in all of the ALS-East Entities, on the one hand, or NLP, on the other hand, for cash, unless CCC agrees that the option price for all such entities is equal to the Fair Value Option Price.

                 (f) In the event that ALS exercises the separate options contemplated by Section 4.4(e) hereof: (i) the option price for CCC's interest in NLP shall be equal to the greater of (A) the Fair Market Value Option Price for NLP determined in accordance with Section 4.4(c) or (B) the Minimum Option Price plus any capital contributions made by CCC to NLP following the Closing Date minus any distributions to CCC from NLP following the Closing Date; and
(ii) the option price for CCC's interest in the ALS-East Entities shall be equal to the greater of (X) the Fair Market Value Option Price for the ALS East Entities as determined in accordance with Section 4.4(c) or (Y) CCC's capital contributions to the ALS-East Entities following the Closing Date minus any distributions to CCC from the ALS-East Entities following the Closing Date.

                 (g)  The closing of a purchase and sale pursuant to this
Section 4.4 shall take place within thirty (30) days following ALS' exercise of its option(s) hereunder or such later date as the parties may mutually agree, provided that such thirty (30) day period shall be extended as reasonably necessary to permit completion of any appraisal contemplated by this Section
4.4. At such closing, CCC shall deliver to ALS the interests being purchased and sold, free and clear of all Liens (other than restrictions imposed by this Agreement and related agreements), together with such other documents as ALS may reasonably request.

                 (h) Notwithstanding any term contained herein to the contrary:

                          (i)     if ALS exercises a purchase option hereunder,
such purchase may be made by an affiliate of ALS so as to preserve the legal existence of NLP or ALS-East, as the case may be, but no such assignment shall relieve ALS from any obligations to CCC hereunder;

                          (ii)  any transfer fee which arises in connection
with ALS' exercise of a purchase option hereunder shall be borne by ALS; and

                          (iii)  equitable adjustments shall be made for any
distributions or capital contributions which occur between the date of the determination of the Fair Market Value Option Price and the closing thereof.

         4.5 Management Agreements. On the Closing Date, ALS and NLP shall execute and deliver a Management Agreement with respect to the Northampton Manor Facility. On or before the date on which an occupancy permit issues for each New Facility, ALS and ALS-East shall execute a Management Agreement in respect of such New Facility.

         4.6 Geonnotti Employment Agreement. On the Closing Date, ALS and Anthony Geonnotti shall execute and deliver the Geonnotti Employment Agreement.

         4.7 Noncompetition. From and after the Closing Date, none of ALS, CCC, or any of their respective shareholders or other affiliates will (except through NLP and ALS-East) directly or indirectly own, operate, develop, construct, manage or participate in the ownership, development, construction, operation or management of:

                 (a) an assisted living or specialty care facility for the elderly located within a fifteen (15) mile radius of the Northampton Manor Facility or any New Facility during the period that either ALS or CCC has an ownership interest in NLP and/or any ALS-East Entity with such other party and for a period of one (1) year after such ownership interest terminates; or

                 (b) an assisted living or specialty care facility for the elderly located beyond such fifteen (15) mile radius but within the Commonwealth of Pennsylvania or the State of New Jersey during the period that either ALS or CCC has an ownership interest in NLP and/or ALS-East with such other party; provided, however, that the restriction in this clause (b) shall not apply to CCC or its affiliates if (i) ALS-East shall first have been offered an opportunity to participate in such activities on the same terms as contemplated herein and shall have declined such offer within ninety (90) days of receiving the offer and (ii) neither CCC nor its affiliates are a contract builder or developer of such facility, unless the direct or indirect ownership interest of CCC or its affiliates in such facility is equal to or greater than twenty-five percent (25%); provided, further, that the restriction in this clause (b) shall not apply to ALS or its affiliates if ALS-East shall first have been offered an opportunity to participate in such activities on the same terms as contemplated herein and shall have declined such offer within ninety
(90) days of receiving the offer; provided, however, that ownership of less than a five percent (5%) interest in an entity that owns, develops, constructs, operates or manages any of the foregoing facilities and whose shares of stock are traded in a recognized stock exchange or traded in the over-the-counter market, shall not be deemed a violation of this Section 4.7.

         4.8 Nontransferability of Interest. From and after the Closing Date, neither ALS nor CCC shall transfer its ownership interest in NLP or ALS-East except to the other party or pursuant to the Pledge Agreement. A transfer shall be deemed to have occurred in violation of the foregoing restriction if: (a) in the case of CCC, a combination of its current shareholders (or upon their death a combination of their heirs and personal representatives) cease to Control CCC; or (b) in the case of ALS, a combination of Evergreen Healthcare, Inc. and William Lasky (or upon his death his heirs and personal representatives) cease to Control ALS. It shall not be a violation of this
Section 4.8 as long as either Evergreen Healthcare, Inc. or William Lasky (or upon his death his heirs and personal representatives) Controls ALS. A transfer means any disposition of an interest or any interest therein, including, without limitation, any sale, gift, assignment, pledge or encumbrance, whether such disposition occurs voluntarily, by operation of law or otherwise.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF CCC

         CCC hereby represents and warrants to ALS that:

         5.1 Organization. CCC is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has full corporate power and corporate authority to conduct its business as presently conducted and to act as the corporate general partner of NLP. NLP is a limited partnership duly organized under the Laws of the Commonwealth of Pennsylvania and has full power and authority to conduct its business as presently conducted and to convey the ALS General Partnership Interest and the ALS Limited Partnership Interest to ALS. NLP is duly licensed to do business in each jurisdiction where the nature of its respective business or the ownership of its respective property requires such licensure. All of the capital stock of CCC is owned by the individuals shown on the Guaranty as guarantors.

         5.2 Authorization; Enforceability. On the Closing Date, the execution, delivery and performance of this Agreement and all of the documents, instruments and agreements required hereby by each of CCC and NLP shall be within the respective power of each and shall have been duly authorized by all necessary action by each. On the Closing Date, this Agreement and the other documents, instruments and agreements required hereby will be, when executed and delivered by CCC and NLP, the valid and binding obligations of each, enforceable against each such party in accordance with their respective terms.

         5.3 No Violation or Conflict. On the Closing Date, the execution, delivery and performance of this Agreement and each of the documents, instruments and agreements required hereby by CCC and/or NLP shall not conflict with or violate any Law, judgment, order, decree, the articles of incorporation or bylaws of CCC or the certificate of partnership or partnership agreement of NLP or any contract or agreement to which CCC and/or NLP is a party or by which CCC and/or NLP is bound.

         5.4 Title to and Location of Purchased Assets. On the Closing Date, NLP shall own good and marketable title to all of the NLP Assets, free and clear of any and all Liens, except for those Liens disclosed on Exhibit 5.4(a) attached hereto and, in the case of the Northampton Manor Facility, the Permitted Real Estate Liens. On the Closing Date, CCC shall own the CCC General Partner Interest and CCC Limited Partner Interest free and clear of any Liens. All of the NLP Assets are located at the Northampton Manor Facility. The legal descriptions set forth on the Property Merging Plan dated August 15, 1994, prepared by Andersen Engineering Associates, Inc. and the legal description set forth on Exhibit 5.4(b) attached hereto accurately describe the real estate owned by NLP. None of the agreements, instruments or easements referred to on Exhibit 5.4(c) materially restrict or interfere with the use of such real estate.

         5.5 Contingent and Undisclosed Liabilities; Assumed Liabilities. Except pursuant to the deposit and collection of checks in the ordinary course of business, or as otherwise disclosed by the Financial Information, neither CCC nor NLP has guaranteed or become a surety or is otherwise similarly contingently liable for the obligation of any other Person. To the best of CCC's and NLP's knowledge, there are no claims of any nature which are not disclosed pursuant to this Agreement, whether existing or inchoate, which would materially and adversely affect the operations, business or prospects of NLP or the NLP Assets. Neither CCC nor NLP has any liabilities of a material nature which are not disclosed in the Financial Information, other than the obligations under the Retained Contracts. CCC is not indebted to DEI or any shareholder of DEI or CCC, except for a certain Note in the principal amount of $745,000 dated on or about the date hereof of which CCC is the Maker and DEI is the payee. At the Closing, DEI will execute a subordination agreement in form satisfactory to ALS pursuant to which DEI subordinates its rights under such Note to the indemnification obligations of CCC to ALS. CCC will not increase the principal amount of such Note or otherwise incur any additional indebtedness to DEI or any shareholder of DEI or CCC as long as ALS is a partner in NLP or any ALS-East Entity.

         5.6 No Litigation. Except as set forth on Exhibit 5.6, there is no Litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending, or to the knowledge of CCC and/or NLP, proposed or threatened, against CCC or NLP which relates to or arises out of the business of NLP or relating to any of the NLP Assets, including without limitation any claim, action or investigation against or relating to any Existing Benefit Plan or arising out of any statute, ordinance or regulation concerning fiduciary duties, discrimination to Employees, employee practices, occupational or safety and health standards, or unfair labor practices, nor is there any basis known to CCC and/or NLP for any such action. To the best knowledge of CCC and NLP, there are no actions, suits or proceedings by any person or governmental agency which question the legality, validity or propriety of the transactions contemplated by this Agreement.

         5.7 Financial Information. The Financial Information and fairly presents the financial condition and the results of operation of CCC and NLP, respectively, as of the relevant dates and for the periods thereof, in all material respects.

         5.8 Absence of Certain Changes. Since December 31, 1993, there has not been any: (a) material adverse change in the financial condition, properties, business, prospects, patient relationships or results of operations of NLP or the condition of the NLP Assets; (b) damage, destruction or loss which has materially and adversely affected the business of NLP or the NLP Assets. Without limiting the generality of the foregoing, and by way of example and not of limitation, since December 31, 1993 NLP: (i) has used, operated, maintained and repaired the NLP Assets in a normal business manner;
(ii) has used its reasonable efforts to preserve its business organization substantially intact and to retain the services of its Employees, and has conducted its business with patients and others having business relationships with NLP in the best interests of ALS; (iii) has not made or instituted any unusual or novel methods of purchase, sale, lease, management, accounting or operation; (iv) has paid amounts due under the Meridian Mortgage Loan as they have become due; (v) has not granted any increase in the rate of pay or compensation of any of its employees except as may have been required by contractual commitments made prior to December 31, 1993 consistent with the prior practices of NLP and except for normal merit or cost-of-living increases consistent with past practices and granted prior to July 31, 1994; (vi) has not created, incurred or assumed any indebtedness for borrowed money or guaranteed the obligations of any other Person except in the usual and ordinary course of its business consistent with its normal business practices; and (vii) has not entered into any contract or commitment or engaged in any transaction except in the usual and ordinary course of its business or consistent with its normal business practices, except in connection with the transactions contemplated by this Agreement.

         5.9 Equipment and Inventory. All Equipment and Inventory is purchased in an "as is, where is" condition. Exhibit 1.26 attached to this Agreement presents a true and complete list of all Inventory and Equipment as of the date of the preparation of such Exhibit.

         5.10 Retained Contracts. (a) The Retained Contracts, and the documents evidencing the NLP Indebtedness and the documents evidencing the Meridian Mortgage Loan, the DeLuca Mortgage Loan and the Nonrecourse DEI Loan (collectively, the "Debt Documents") are the only agreements or contracts of NLP which constitute: (i) any management, employment, personal service, agency or other contract or contracts providing for employment or rendition of services or which provide for any commission, bonus, profit sharing, incentive or additional compensation; (ii) any agreements or notes evidencing any indebtedness of NLP; (iii) an agreement with suppliers; (iv) an agreement with an agent, dealer, distributor, sales representative or franchisee; (v) an agreement for the storage, transportation, treatment, handling or disposal of any Hazardous Materials or infectious wastes; or (vi) any other agreement which has been entered into in the ordinary course of NLP's business. NLP is not a party to any agreement except for Retained Contracts, other agreements referred to herein, and other agreements which (x) have a remaining term of not more than three months or are cancelable upon thirty (30) days notice without penalty or damages and (y) provide for aggregate consideration over such remaining term of not more than $10,000.

                 (b) NLP has materially performed the terms, covenants and conditions of each Retained Contract and Debt Document which is to be performed by it at or before the date hereof, and to the knowledge of CCC no other party to the Retained Contracts is in default thereunder. Each of the Retained Contracts and Debt Documents is in full force and effect and constitutes the legal and binding obligation of NLP, and, to the knowledge of NLP, constitutes the legal and binding obligation of the other parties thereto.

         5.11 Unemployment Compensation. Based on the last unemployment compensation account report received by it, NLP has made all required payments with the appropriate governmental departments.

         5.12 Required Consents. There are no third-party approvals or consents required for the sale of the ALS General Partnership Interest and the ALS Limited Partnership Interest to ALS and the consummation at the Closing of the transactions contemplated hereby which have not been obtained.

         5.13 No Violation of Law. Neither NLP nor any of the NLP Assets, nor the operation of NLP, violates or conflicts with any Law or any decree, judgment or order, or any zoning, building line restriction, planning, use or other similar restriction, which had or would have a material adverse effect upon the business of NLP or the NLP Assets.

         5.14 Disclosure. No statement of fact by CCC or NLP contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not misleading.

         5.15 No Broker. Neither CCC nor NLP has incurred any brokers', finders' or any similar fee which requires any payment by ALS in connection with the transactions contemplated by this Agreement.

         5.16 Taxes. CCC and NLP have paid or made provision for, or have or will have assets (other than the NLP Assets) available to pay, all federal, state and local taxes or other governmental charges with respect to the NLP Assets and the business of each of CCC and NLP. Each of CCC and NLP has timely filed all required returns and reports with respect to such taxes and charges. The income and expenses of NLP allocable to CCC and ALS following the Closing shall be based on the results of operations of NLP following the Closing Date.

         5.17 Environmental Matters. To CCC's knowledge, there has not been, prior to or at the Closing Date, any Pollution upon or in the Northampton Manor Facility. NLP's storage and disposal of all Hazardous Materials and infectious and medical wastes at and from the Northampton Manor Facility has been in compliance with all applicable Laws prior to and at the Closing Date.

         5.18 Records. The Records are complete and correct in all material respects and fairly and accurately reflect all of the transactions entered into by NLP or to which NLP is a party.

         5.19 Governmental Approvals. To the knowledge of each of CCC and NLP, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by each of CCC and NLP.

         5.20 No Pending Transactions. Except for this Agreement, neither CCC nor NLP is a party to or is bound by any agreement, undertaking or commitment: (a) to merge or consolidate with, or acquire all or substantially all of the properties and assets of, any other Person; or (b) to sell, lease or exchange all or substantially all of its properties and assets to any other Person.

         5.21 Labor Matters. Except as set forth on Exhibit 5.21, there is no present or former employee of NLP who has any claim against NLP (whether under Law, under any employee agreement or otherwise) on account of or for:
(a) overtime pay, other than overtime pay for the current payroll period; (b) wages or salaries, other than wages or salaries for the current payroll period; or (c) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing on the Records of NLP. There are no pending and unresolved claims by any person against NLP, arising out of any statute, ordinance or regulation relating to discrimination against employees or employee practices or occupational or safety and health standards. There is not now pending or, to the knowledge of CCC and NLP, threatened, nor has NLP ever experienced any, labor dispute, strike or work stoppage which affects or may affect the business of NLP or which may or would interfere with the continued operation of NLP. There is not now pending or, to the knowledge of CCC and NLP, threatened, any charge or complaint against NLP by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. To the knowledge of CCC, NLP has not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

         5.22 Northampton Manor Facility. The Northampton Manor Facility constitutes all of the real property owned by NLP. The Northampton Manor Facility (a) is not subject to any leases or tenancies of any kind other than agreements with the residents thereof; (b) has direct access to and from a public road or street; (c) is used in a manner which is permitted under applicable zoning ordinances; (d) is in the peaceful possession of NLP; (e) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of such properties as currently used; (f) is not in violation of any provision of any applicable zoning or building code or ordinance; (g) does not contain any underground storage tanks; (h) to the knowledge of CCC, contains no structural defect; and (i) is not located in a flood plain or wetland/shoreland area. Without limiting the generality of the foregoing, NLP is not subject to any government agency or court order or Law requiring repair, alteration or correction of any existing condition relating to the Northampton Manor Facility.

         5.23 Employees and Employee Benefit Plans. (a) NLP is not a party to or bound by any written or oral (i) employment or consulting contract which is not terminable without penalty by NLP on notice of sixty (60) days or less, or (ii) any other Employee Benefit Plan other than the Existing Benefit Plans;
(b) all Existing Benefit Plans (including all notices, practices and procedures of NLP in connection with group health care continuation coverage) are in material compliance with all applicable provisions of ERISA; (c) all notices, reports and other filings required to be delivered, disclosed or made to Employees or others, or filed under ERISA and all other applicable laws (including extensions) with respect to the Existing Benefit Plans have been duly and timely delivered or filed; (d) NLP has no knowledge either of any fact or circumstance which would adversely affect the Existing Benefit Plan's compliance with ERISA or other applicable federal or state laws; and (e) neither NLP, nor any affiliate of NLP, which together with NLP would be or would have been considered a trade or business under "common control" within the meaning of Section 4001(b)(1) of ERISA (the "controlled group") is contributing to or has ever contributed to any multiemployer plan, as defined in ERISA, nor has any member of the controlled group incurred or is reasonably expected to incur any liability to the Pension Benefit Guaranty Corporation (other than for required insurance premiums, which have been paid when due).

         5.24 Insurance Policies. NLP maintains policies of fire, casualty, liability and other forms of insurance in such amounts and against such risks and losses as are reasonable for its business and the NLP Assets, and such policies are sufficient for compliance with all requirements of Law and of all agreements to which NLP is a party and are of the type and in the amounts customarily carried by Persons conducting similar businesses or operating similar assets for similar purposes in the localities where its business and assets are located. To NLP's knowledge, NLP has not had any application for insurance coverage denied or any insurance policy covered thereunder canceled, withdrawn or not renewed.

         5.25 Related Parties. Except as set forth on Exhibit 5.25 attached hereto or as otherwise contemplated by this Agreement, neither CCC nor any of its affiliates (other than CCC solely in its capacity as a partner of NLP) (a) has any agreements with NLP, (b) is a competitor of or supplier to NLP or otherwise has business dealings with NLP (other than as an Employee), (c) owns any controlling interest in or is currently performing significant services for any Person which is such a competitor or supplier, (d) is a creditor or debtor of NLP (except with respect to the Partnership Liabilities or other debt being satisfied on the Closing Date), or (e) has any ownership interest in any of the NLP Assets.

         5.26 Bank Accounts. Exhibit 5.26 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which NLP maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or otherwise have access thereto.

         5.27 Merger. As of the Closing, the merger provided for in the Merger Agreement will have been effectuated in compliance with Pennsylvania law. Immediately following the Closing, the sole partners of NLP will be CCC and ALS as provided for in the New Northampton Partnership Agreement.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF ALS

         ALS hereby represents and warrants to CCC and NLP that:

         6.1 Organization. ALS is a corporation duly incorporated and in good standing under the Laws of the State of Delaware. ALS has full corporate power and corporate authority to acquire the ALS General Partnership Interest and the ALS Limited Partnership Interest pursuant to this Agreement. On the Closing Date, the ALS General Partner Interest and ALS Limited Partner Interest purchased by ALS hereunder will be free and clear of any Liens created by ALS.

         6.2 Authorization; Enforceability. On the Closing Date, the execution, delivery and performance of this Agreement by ALS and all of the documents and instruments required by this Agreement to be executed and delivered by ALS shall be within the corporate power of ALS and shall have been duly authorized by all necessary corporate action by ALS. On the Closing Date, this Agreement, and the other documents and instruments required by this Agreement to be executed and delivered by ALS shall be, when executed and delivered by ALS, the valid and binding obligations of ALS, enforceable against ALS in accordance with their respective terms.

         6.3 No Violation or Conflict. On the Closing Date, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by ALS shall not conflict with or violate any Law, the Certificate of Incorporation or Bylaws of ALS or any contract or agreement to which ALS is a party or by which it is bound.

         6.4 Brokers. ALS has not incurred any brokers', finders' or any similar fee which requires any payment by CCC or NLP in connection with the transactions contemplated by this Agreement.

         6.5 Litigation. There is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of ALS, proposed or threatened, against ALS which could have a material adverse effect on the transactions contemplated hereby. To the knowledge of ALS, there are no actions, suits or proceedings against ALS by any Person which question the validity, legality or propriety of the transactions contemplated by this Agreement.

         6.6 Disclosure. No statement of fact by ALS contained in this Agreement and no written statement of fact furnished or to be furnished by ALS to CCC or NLP pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

         6.7 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required on the part of ALS in connection with its execution, delivery and performance of this Agreement.

         6.8 Required Consents. There are no third-party approvals or consents required for the purchase of the ALS General Partnership Interest and the ALS Limited Partnership Interest by ALS and the consummation at the Closing of the transactions contemplated hereby which have not been obtained.

                                  ARTICLE VII

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                                     OF ALS

         Each and every obligation of ALS to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         7.1 Compliance with Agreement. CCC and NLP shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

         7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to ALS, and NLP and CCC shall have made available to ALS for examination the originals or true and correct copies of all documents which ALS may reasonably request and CCC and NLP can reasonably obtain in connection with the transactions contemplated by this Agreement.

         7.3 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         7.4 Representations and Warranties. The representations and warranties made by CCC in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date.

         7.5 No Adverse Change. During the period from the date hereof to the Closing Date there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which is or may be materially adverse to the financial condition, properties, business, customer relationships, results of operation or prospects of NLP.

         7.6 Labor Matters. No strike or other labor disturbance of NLP's Employees shall exist or, to NLP's knowledge, be threatened against NLP.

         7.7 Material Damage to the Seller. Between the date of this Agreement and the Closing Date, the business of NLP shall not have been materially and adversely affected by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against.

         7.8 Deliveries at Closing. NLP or CCC, as the case may be, shall have delivered, or caused to be delivered, to ALS the following documents, each properly executed and dated as of the Closing Date:

         (a) the New Northampton Partnership Agreement;

         (b) a Management Agreement by and between ALS and NLP;

         (c) one or more agreements between NLP and each of Meridian Bank and DEI evidencing the consummation of the financings contemplated by Section 2.10 hereof;

         (d) the Geonnotti Employment Agreement;

         (e) a survey and title report with respect to the Northampton Manor Facility in the forms required by Section 5.13 hereof;

         (f) the Pledge Agreements, together with a document satisfactory in form to ALS stating that any amounts due DEI under the Nonrecourse DEI Loan are subordinate to any rights of ALS under the Pledge Agreement executed by CCC in favor of ALS;

         (g) CCC's Closing Certificate;

         (h) a construction inspection report that does not disclose any material structural defects with respect to the Northampton Manor Facility; and

         (i) the Guaranty.

         7.9 Other Documents. CCC and NLP shall have delivered to ALS such certificates and documents of officers and partners of CCC and NLP and public officials as shall be reasonably requested by ALS' counsel to establish the existence and status of CCC and NLP and the due authorization of this Agreement and the transactions contemplated hereby by each of CCC and NLP.

         7.10 Material Consents. Prior to the Closing, CCC or NLP shall have obtained all third-party approvals and consents required for ALS' purchase of the ALS General Partnership Interest and the ALS Limited Partnership Interest.

         7.11 Carry On in Regular Course. From July 31, 1994 until the Closing Date, NLP shall have carried on its business in the regular course and substantially in the same manner as heretofore; without limiting the generality of the foregoing, and by way of example and not of limitation, NLP: (i) shall have used, operated, maintained and repaired the NLP Assets in a normal business manner; (ii) shall have used its reasonable efforts to preserve its business organization substantially intact, to have retained the services of its Employees, and to have conducted its business with patients and others having business relationships with NLP in the best interests of ALS; (iii) shall not have made or instituted any unusual or novel methods of purchase, sale, lease, management, accounting or operation; (iv) shall have paid its debts as they become due; (v) shall not have granted any increase in the rate of pay or compensation of any of its employees; (vi) shall not have created, incurred or assumed any indebtedness for borrowed money or guaranteed the obligations of any other Person except in the usual and ordinary course of its business consistent with its normal business practices; (vii) shall not have entered into any contract or commitment or engaged in any transaction not in the usual and ordinary course of its business or consistent with its normal business practices; and (viii) shall not have purchased any Inventory, Equipment or other asset not in the usual and ordinary course of its business or consistent with its normal business practices.

         7.12 Survey; Title Report. NLP shall have provided to ALS: (i) at NLP's expense and at least five (5) days prior to the Closing Date, a certified survey of the Northampton Manor Facility which shall be in a form which is reasonably acceptable to ALS and (ii) at NLP's expense and at least ten (10) days prior to the Closing Date, a title report relating to the Northampton Manor Facility in a form which is reasonably acceptable to ALS and showing the absence of Liens except for Permitted Real Estate Liens, together with a copy of each instrument shown as an exception and showing the condition of title as of a date not more than ten (10) days prior to the date the title report is delivered to ALS.

         7.13 Merger. The merger provided for in the Merger Agreement shall have been consummated.


                                  ARTICLE VIII

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CCC AND NLP

         Each and every obligation of CCC and NLP to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         8.1 Compliance with Agreement. ALS shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         8.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to CCC, and ALS shall have made available to CCC for examination the originals or true and correct copies of all documents which CCC may reasonably request in connection with the transactions contemplated by this Agreement.

         8.3 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         8.4 Representations and Warranties. The representations and warranties made by ALS in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

         8.5 Deliveries at Closing. ALS shall have delivered, or cause to be delivered, to NLP or CCC, as the case may be, the following documents, each properly executed and dated as of the Closing Date:

         (a)     the New Northampton Partnership Agreement;

         (b)     a Management Agreement by and between ALS and NLP;

         (c)     the Geonnotti Employment Agreement;

         (d)     the Pledge Agreement;

         (e)     the ALS Closing Certificate;

         (f) one or more agreements between NLP and each of Meridian Bank and DEI evidencing the consummation of the financings contemplated by Section 2.10 hereof; and

         (g) all documents (including without limitation, one or more guarantees) reasonably required by Meridian Bank to consummate the financings contemplated by Section 2.10 hereof.

         8.6 Other Documents. ALS shall have delivered to CCC such certificates and documents of officers of ALS and of public officials as shall be reasonably requested by CCC's counsel to establish the existence and status of ALS and the due authorization of this Agreement and the transactions contemplated hereby by ALS.

         8.7 Merger. The merger provided for in the Merger Agreement shall have been consummated.

                                   ARTICLE IX

                                  INDEMNITIES

         9.1 CCC's Indemnity. CCC hereby agrees to indemnify ALS for and hold ALS harmless from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses) which ALS may at any time suffer or incur, or become subject to, as a result of or in connection with:

         (a) any breach or inaccuracy of any of the representations and warranties made by CCC in or pursuant to this Agreement;

         (b) any failure by CCC to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by CCC pursuant to this Agreement;

         (c) the Retained Liabilities;

         (d) any payment or contribution made by ALS in respect of the Partnership Liabilities or any financing contemplated by Section 3.2 hereof, or in respect to ALS' status as a general partner of NLP, which in any such case exceeds ALS' percentage interests in NLP and ALS-East;

         (e) any claim brought against ALS by any former partner of NLP
(other than CCC), including without limitation any claim relating to or arising out of the merger pursuant to the Merger Agreement;

         (f) the operation and ownership of the NLP Assets by NLP prior to and at the Closing Date, including without limitation NLP's failure prior to the Closing to comply with applicable environmental Laws; and

         (g) any suit, action or other proceeding brought by any Person against ALS arising out of, or in any way related to, any of the matters referred to in Sections 9.1(a) through 9.1(f) hereof.

         9.2 ALS' Indemnity. ALS hereby agrees to indemnify CCC for and hold CCC harmless from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses) which CCC may at any time suffer or incur, or become subject to, as a result of or in connection with:

         (a) any breach or inaccuracy of any of the representations and warranties made by ALS in or pursuant to this Agreement;

         (b) any failure by ALS to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by ALS pursuant to this Agreement;

         (c) any payment or contribution made by CCC in respect of the Partnership Liabilities or any financing contemplated by Section 3.2 hereof, or in respect to CCC's status as a general partner of NLP, which in any case exceeds CCC's percentage interests in NLP and ALS-East; and

         (d) any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.1(a) through 9.1(c) hereof.

         9.3 Provisions Regarding Indemnities.  (a)     The amounts for
which an indemnifying party shall be liable under Sections 9.1 and 9.2 hereof shall be:

                 (i) net of any tax benefit realized or to be realized by the indemnified party by reason of the facts and circumstances giving rise to an indemnifying party's liability; and

                 (ii) net of any insurance proceeds received by the indemnified party in connection with the facts giving rise to the right of indemnification.

         (b)  The indemnification obligations of CCC and ALS under this
Article IX shall survive for the applicable statute of limitations; provided, however, that except for indemnification obligations under Sections 9.1(a) and 9.2(a) relating to the respective representations and warranties contained in Sections 5.1, 5.2, 5.16, 5.17, 6.1 and 6.2, which shall survive for the applicable statute of limitations, the indemnification obligations of CCC and ALS under Sections 9.1(a) and 9.2(a), respectively, shall continue for a period of one (1) year commencing on the Closing Date. Delivery of any written demand for indemnification by an indemnified party shall toll the survival period for the subject of the particular demand and, once notice is given, the indemnified party may pursue the particular claim to its conclusion to the extent permitted by applicable law.

         (c) The indemnified party shall promptly notify the indemnifying party in writing and in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under Section 9.1 or Section 9.2 of this Agreement, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, such consent not to be unreasonably withheld.

         (d) The parties acknowledge that nothing herein shall be deemed or construed to limit the right of ALS or CCC, as the case may be, to seek indemnity under any other provision of Section 9.1 or Section 9.2, as the case may be, notwithstanding that such indemnity claim may otherwise have been asserted pursuant to Section 9.1(a) or Section 9.2(a), as the case may be.

         (e) If either CCC or ALS (the "Indemnified Party") is required to pay an amount which gives rise to an indemnification obligation of the other party pursuant to Section 9.1(d) or 9.2(c), then the Indemnified Party may at its option, in addition to any other remedies available to it, treat such payment as a capital contribution or a loan in the manner provided in Section 4.2(a).

         (f) The indemnity provisions of this Article IX shall constitute the sole monetary remedy of ALS and CCC against one another with respect to any claims relating to or arising out of this Agreement.


                                   ARTICLE X

                                 MISCELLANEOUS

         10.1 Access. ALS and its authorized agents, officers and representatives shall have full access to the NLP Assets to conduct such examination and investigation of the NLP Assets as they deem reasonably necessary, provided that such examinations shall be during NLP's normal business hours and shall not unreasonably interfere with the operations and activities of the Northampton Manor Facility.

         10.2 Confidentiality. Each of ALS and CCC (the "Recipient") will at all times hold and cause its employees, advisors and consultants to hold in strict confidence all documents and information concerning the other party (the "Disclosing Party") which have been or will be furnished to the Recipient by the Disclosing Party or its employees, advisors and consultants in connection with the transactions contemplated by this Agreement. If such transactions are not consummated, such confidence will be maintained by the Recipient after the date hereof, except to the extent such information (a) was previously known to the Recipient prior to disclosure by the Disclosing Party, (b) is in the public domain through no fault of the Recipient, (c) is lawfully acquired by the Recipient from a third party under no obligation of confidentiality to the Disclosing Party, or (d) is required by Law to be disclosed. Such documents and information will not be used to the detriment of the Disclosing Party or otherwise in any other manner and all documents, materials and other written information provided by the Disclosing Party to the Recipient, including all copies and extracts thereof, will be returned to the Disclosing Party immediately upon its written request. For a period of twelve (12) months from the date hereof, neither party will employ or seek to employ any employee of the other party (or in the case of ALS any employee of NLP). If the Closing shall not occur, nothing contained herein shall limit or be construed as limiting either party's right to own, operate, construct or manage any assisted care or specialty care facility, including those referred to herein.

         10.3 Further Assurances. From time to time after the Closing Date, upon the reasonable request of ALS, NLP shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as ALS may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to the ALS General Partnership Interest and the ALS Limited Partnership Interest. NLP agrees to cooperate with ALS in all reasonable respects to assure to ALS the continued title to and possession of the ALS General Partnership Interest and the ALS Limited Partnership Interest in the condition and manner contemplated by this Agreement.

         10.4 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be finally settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Expedited Procedures set forth in the AAA Rules shall be used. One (1) arbitrator shall be selected in accordance with the AAA Rules. The place of arbitration shall be held at such place as is agreed on by the parties to such arbitration or, if they cannot so agree, at Chicago, Illinois. The award of the arbitrator: shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accountings presented or plead to the arbitrator; shall be paid promptly; and any costs, fees or taxes incident to enforcing the award shall to the maximum extent permitted by Law be charged against the party or parties resisting such enforcement. All notices in connection with the arbitration shall be made in the manner set forth in
Section 10.10 hereof. Notwithstanding the foregoing, in the event that disputes, controversies and claims arise under this Agreement and any one or more of the documents, instruments or agreements required hereby, and such disputes, controversies and claims require arbitration, then the parties shall use the same arbitrator for all such disputes, controversies and claims, if feasible, and in such event the arbitrator shall be chosen in the manner set forth in this Section 10.4.

         10.5 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement between the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.6 Announcement. The parties hereto agree that Announcements regarding the transactions contemplated by this Agreement shall be made jointly by and subject to the approval in writing of ALS and CCC, except to the extent required by Law or as otherwise agreed by ALS and CCC.

         10.7 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

         10.8 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the Commonwealth of Pennsylvania.

         10.9 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties.

         10.10 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party, when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed to the appropriate party at the address shown below, or when telecopied to the appropriate party at the telecopy number shown below with confirmation of receipt, as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address or telecopy number, as the case may be:

         If to NLP or CCC:                 DeLuca Enterprises, Inc.
                                           Attn:  Vincent G. DeLuca
                                           842 Durham Road
                                           Suite 200
                                           Newtown, Pennsylvania  18940
                                           Telecopy:  (215) 598-7920
         with a copy to:                   Drinker Biddle & Reath
                                           Attn:  Rush T. Haines II, Esq.
                                           Suite 1100
                                           1345 Chestnut Street
                                           Philadelphia, Pennsylvania  19107
                                           Telecopy:  (215) 988-2757

         If to ALS:                        Alternative Living Services
                                           Attn:  William F. Lasky
                                           245 South Executive Drive
                                           Suite 100
                                           Brookfield, Wisconsin  53005
                                           Telecopy:  (414) 789-9592

         with a copy to:                   Quarles & Brady
                                           Attention:  Thomas A. Simonis, Esq.
                                           411 East Wisconsin Avenue
                                           Milwaukee, Wisconsin  53202
                                           Telecopy:  (414) 271-3552

         10.11 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         10.12 Taxes and Fees. CCC shall pay any transfer, sales or use taxes arising out of the purchase and sale by ALS of partnership interests in NLP, contemplated by this Agreement.

         10.13 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, an all words in any gender shall extend to and include all genders.

         10.14 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

         10.15 Specific Performance. The parties agree that the ALS General Partnership Interest and ALS Limited Partnership Interest constitute unique property. There is no adequate remedy at Law for the damage which ALS might sustain for failure of NLP to consummate the transactions contemplated by this Agreement. Accordingly, ALS shall be entitled, at its option, to the remedy of specific performance to enforce the purchase and sale of the ALS General

Partnership Interest and ALS Limited Partnership Interest pursuant to this Agreement.

         10.16 No Reliance. Except for the parties to this Agreement; (a) no Person, including any employee of NLP, is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person, including any employee of NLP, because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

         10.17 Exhibits. All capitalized terms used in any Exhibit to this Agreement shall have the definitions specified in this Agreement.

         10.18 Income Tax Position. Neither ALS, CCC nor NLP shall take a position for income tax purposes which is inconsistent with this Agreement.

         10.19 Termination. Time is of the essence hereof. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date as follows: (a) by mutual written agreement of ALS and CCC; or (b) by ALS if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled by the Closing Date; or (c) by CCC if any of the conditions set forth in Article VIII of this Agreement shall not have been fulfilled by the Closing Date.

         10.20 Knowledge. Any representation, warranty, covenant or statement which is made to the best knowledge of any party to this Agreement shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

         10.21 Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of one (1) year; provided, however, that the representations and warranties contained in Sections 5.1, 5.2, 5.16, 5.17, 6.1 and 6.2 shall survive for the applicable statute of limitations.

         IN WITNESS WHEREOF, the parties have caused this Acquisition Agreement to be duly executed as of the day and year first above written.

                                     CCCI NORTHAMPTON LIMITED PARTNERSHIP



                                     By: ___________________________________
                                         President of Continuing Care
                                         Concepts, Inc., its general partner


                                     CONTINUING CARE CONCEPTS, INC.


                                     By: ___________________________________

                                     Its: __________________________________



                                     ALTERNATIVE LIVING SERVICES, INC.


                                     By: ___________________________________

                                     Its: __________________________________